Exhibit 99.1

NEWS Contact: Mary Dean Hall Senior Vice President, Chief Financial Officer and Treasurer investor@quakerhoughton.com T. 1.610.832.4000

For Release: Immediate

QUAKER HOUGHTON ANNOUNCES FINANCIAL RESULTS AND CEO TRANSITION

CONSHOHOCKEN, PA (PR Newswire) – February 25, 2021 - Quaker Chemical Corporation (“the Company”, also known as Quaker Houghton; NYSE: KWR) today announced both fourth quarter and 2020 full year financial results.

•	Quarterly net sales of $385.9 million down 1% compared to the fourth quarter of 2019 but up 5% sequentially due to improved volumes on continued gradual COVID-19 recovery

•	GAAP net income of $48.5 million compared to prior year fourth quarter net income of $15.2 million; non-GAAP net income of $29.3 million up 23% compared to $23.7 million in the prior year fourth quarter

•	Adjusted EBITDA of $65.5 million up 8% compared to the fourth quarter of 2019 and up 2% sequentially

•	Strong quarterly cash flow from operations of $66.3 million results in record full year operating cash flow of $178.4 million and 12% reduction in net debt during 2020

•	Two recent bolt-on acquisitions expected to add approximately $11 million of adjusted EBITDA in 2021

•	Full year 2021 adjusted EBITDA expected to be over 20% higher than $222 million in 2020

Quaker Houghton also announced today that Michael F. Barry will retire from his role as CEO on December 31, 2021. He will retain the role of Chairman of the Board following his retirement. The Board of Directors is committed to a strong, orderly process and transition with a comprehensive search that will include internal and external candidates.

Michael F. Barry commented, “The future of Quaker Houghton has never been brighter. This year we will take a step change in our profitability, we will have essentially completed our integration, and we will pay down more debt to reach our targeted leverage ratio. We have the right strategy in place, a strong management team, tremendous people throughout our organization, and above market growth opportunities in our businesses for the foreseeable future – making this the right time to begin the transition of the CEO role to new leadership. With the strong foundation we have in place, I am confident Quaker Houghton is well positioned to make the most of its potential and flourish in new and exciting ways, and I look forward to continuing to work with the company as Board Chair after my retirement as CEO.”

Financial Results

The Company’s fourth quarter and full year 2020 results included net sales of $385.9 million and $1,417.7 million, respectively. Fourth quarter net sales decreased only 1% compared to $391.3 million in the prior year fourth quarter as sales volumes continued to gradually recover from the impact of COVID-19. Full year net sales increased 25% compared to $1,133.5 million in the prior full year. The full year increase was driven by additional net sales due to the Company’s August 1, 2019 combination with Houghton International, Inc. (“Houghton”), which we refer to as “the Combination”, as well as its October 1, 2019 acquisition of the operating divisions of Norman Hay plc (“Norman Hay”). Full year 2020 net sales declined approximately 9% compared to full year 2019 pro forma net sales of approximately $1,562 million, which are adjusted to include the results of Houghton for the full year as well as certain other pro forma adjustments. This year-over-year decline in full year net sales from prior year pro forma net sales was primarily due to lower volumes reflecting the current year impact from COVID-19 on global industrial production, partially offset by additional net sales from Norman Hay.

The Company’s fourth quarter and full year 2020 net income was $48.5 million and $39.7 million, or $2.72 and $2.22 per diluted share, respectively, compared to fourth quarter and full year 2019 net income of $15.2 million and $31.6 million, or $0.86 and $2.08 per diluted share, respectively. Excluding all one-time and other non-core items impacting results in all periods, the Company’s fourth quarter and full year 2020 non-GAAP earnings per diluted share were $1.63 and $4.78, respectively, compared to prior year fourth quarter and full year non-GAAP earnings per diluted share of $1.34 and $5.83, respectively. Both GAAP and non-GAAP earnings per diluted share reflect the increase to the Company’s share count resulting from the closing of the Combination on August 1, 2019, as well as earnings attributed to Houghton for the last five months of 2019 and Norman Hay for the fourth quarter of 2019.

The Company’s fourth quarter and full year 2020 adjusted EBITDA was $65.5 million and $222.0 million respectively, compared to fourth quarter and full year 2019 adjusted EBITDA of $60.6 million and $173.1 million and full year 2019 pro forma adjusted EBITDA of approximately $234 million. The Company’s current quarter adjusted EBITDA increase of 8% was primarily due to the benefits of cost saving synergies realized from the Combination. The decrease in full year adjusted EBITDA compared to full year 2019 pro forma adjusted EBITDA was primarily due to lower full year net sales compared to prior year pro forma net sales due to the current year impacts of COVID-19 on the Company’s volumes, partially offset by the benefits of synergies realized from the Combination and some temporary COVID-19 related cost savings actions taken by the Company. The Company’s strong earnings drove net operating cash flow of approximately $66.3 million during the fourth quarter of 2020, resulting in full year net operating cash flow of $178.4 million increasing 117% compared to $82.4 million in 2019.

Michael F. Barry, Chairman, Chief Executive Officer and President, “We continued to see our sales and volumes increase from the second and third quarter levels with sequential growth in each business segment. We also continued to gain new business in the current quarter with net market share gains of approximately 4%. This is one of the main reasons our fourth quarter revenues were nearly flat with last year despite the continuing impacts of COVID-19. We did begin to experience some raw material increases in the current quarter which we anticipate will continue into the first half of 2021. Overall, our fourth quarter adjusted EBITDA grew 8% from the prior year and benefited from cost synergies of $18 million compared to $5 million in the fourth quarter of 2019.”

Mr. Barry continued, “The past twelve months have been challenging due to COVID-19 but I am very pleased with our overall performance. Over the past year we continued to service and supply our customers despite difficult economic conditions, we continued to gain share in our markets, we completed a significant part of our integration activities, and we were able to realize $58 million of cost synergies which exceeded our previous estimate of $35 million. We also made additional bolt-on acquisitions which will add approximately $11 million in EBITDA in 2021 and, even with those acquisitions, were able to reduce our net debt by 12% or $94 million. In short, we are delivering on the powerful benefits that we anticipated from our combination with Houghton. As we look forward, we expect some short-term headwinds from higher raw material costs and lower than expected volumes to the automotive market due to the semiconductor shortage. However, we feel positive about 2021 and continue to expect a step change in our profitability with over a 20% increase in our adjusted EBITDA from 2020 as we complete our integration cost synergies, continue to take further share in the marketplace, benefit from a projected gradual rebound in demand, and see the positive impact of our recent acquisitions.”

Fourth Quarter 2020 Consolidated Results

Net sales were $385.9 million in the fourth quarter of 2020 compared to $391.3 million in the fourth quarter of 2019. The net sales decrease of 1% quarter-over-quarter was primarily due to a 2% decrease from price and product mix, partially offset by a 1% positive impact from foreign currency translation. Despite the on-going negative impact of COVID-19, current quarter sales volumes were relatively consistent with the prior year fourth quarter, primarily due to market-share gains in the current quarter and lower demand in Europe in the prior year fourth quarter.

Gross profit in the fourth quarter of 2020 increased $5.9 million compared to the fourth quarter of 2019 primarily due to higher gross margins quarter-over-quarter. The Company’s gross margin in the current quarter was 36.8% compared to 34.8% in the fourth quarter of 2019. Excluding one-time increases to cost of goods sold (“COGS”) in the prior year, primarily related to an expense associated with selling acquired Norman Hay inventory at its fair value, the Company estimates that its gross margin in the fourth quarter of 2019 would have been 35.3%. The increase in gross margin quarter-over-quarter was primarily due to lower COGS as a result of the Company’s progress on Combination-related logistics, procurement and manufacturing cost savings initiatives.

Selling, general and administrative expenses (“SG&A”) in the fourth quarter of 2020 decreased $3.2 million compared to the fourth quarter of 2019 due primarily to the impact of COVID-19 cost savings actions, including lower travel expenses, and the benefits of realized cost savings associated with the Combination, partially offset by the negative impact from foreign currency translation.

During the fourth quarter of 2020, the Company incurred $7.0 million of Combination, integration and other acquisition-related expenses, primarily for professional fees related to Houghton integration and other acquisition-related activities, compared to $11.7 million of similar expenses in the prior year fourth quarter.

The Company initiated a restructuring program during the third quarter of 2019 as part of its global plan to realize cost synergies associated with the Combination. Reductions in headcount and site closures under this program occurred during 2019 and 2020 and are expected to continue into 2021. The Company incurred restructuring and related charges of $2.0 million and $2.6 million under this program during the fourth quarters of 2020 and 2019, respectively.

Operating income in the fourth quarter of 2020 was $34.7 million compared to $20.3 million in the fourth quarter of 2019. Excluding Combination, integration and other acquisition-related expenses, restructuring and related charges, and other expenses that are not indicative of the Company’s future operating performance, the Company’s current quarter non-GAAP operating income increased 16% to $43.7 million compared to $37.6 million in the prior year quarter, primarily due to the benefits from cost savings related to the Combination, partially offset by the negative current quarter impact of COVID-19. The Company estimates that it realized approximately $18 million of cost savings related to the Combination during the fourth quarter of 2020 compared to $5 million of cost savings realized in the fourth quarter of 2019.

Other income, net, was $16.8 million in the fourth quarter of 2020 compared to $0.1 million in the prior year fourth quarter. The current quarter includes a gain of $18.1 million related to restrictions lapsing on certain cash that was previously designated solely for the settlement of asbestos claims at an inactive subsidiary of the Company. Excluding this gain, the current quarter other expense, net, was driven by higher foreign currency transaction losses compared to the prior year fourth quarter.

Interest expense, net, decreased $4.9 million compared to the prior year fourth quarter primarily due to a decline in interest rates in the current year, as the weighted average interest rate incurred on outstanding borrowings under the Company’s credit facility was less than 2% during the fourth quarter of 2020 compared to approximately 3% in the prior year.

The Company’s effective tax rates for the fourth quarters of 2020 and 2019 were an expense of 4.9% compared to a benefit of 18.2%, respectively.  Both the Company’s current and prior year fourth quarter effective tax rates were impacted by certain non-recurring items including a deferred tax benefit recorded in each quarter related to two separate intercompany intangible asset transfers, a tax benefit from certain intercompany prepaid royalties and a deferred tax benefit resulting from legal entity integrations in the U.S.  Excluding the impact of these tax benefits and all other non-core items in each quarter, described in the Non-GAAP and Pro Forma measures section below, the Company estimates that its effective tax rates for the fourth quarters of 2020 and 2019 would have been approximately 30% and 24%, respectively. The higher estimated current quarter tax rate was driven by higher U.S. income taxes resulting from a change in certain deductions and the taxability of foreign earnings in the U.S. in the current year, partially offset by a change in the mix of earnings.

Equity in net income of associated companies increased $1.6 million in the fourth quarter of 2020 compared to the fourth quarter of 2019, primarily due to higher earnings from the Company’s 50% interest in a joint venture in Korea.

Full Year 2020 Consolidated Results

Net sales were $1,417.7 million in 2020 compared to $1,133.5 million in 2019. The net sales increase of 25% year-over-year includes additional net sales from acquisitions, primarily Houghton and Norman Hay, of $408.6 million. Excluding net sales from acquisitions, current year net sales would have declined approximately 11% due to a 9% decrease in sales volumes associated with the negative impacts of COVID-19 on global production levels, as well as a 1% negative impact from foreign currency translation and a 1% decrease from price and product mix.

Gross profit in 2020 increased $121.3 million compared to 2019 primarily due to additional gross profit from Houghton and Norman Hay. The Company’s gross margin in the current year was 36.2% compared to 34.6%. Excluding one-time increases to COGS in both periods, primarily related to expense associated with selling acquired inventory at fair value, the Company estimates that its gross margins for 2020 and 2019 would have been 36.3% and 35.7%, respectively. The increase in gross margin year-over-year was driven primarily by the same synergies described in the fourth quarter results above, partially offset by the impact of lower current year sales volumes on certain fixed manufacturing costs.

SG&A in 2020 increased $96.9 million compared to 2019 due primarily to additional SG&A from Houghton and Norman Hay, partially offset by lower SG&A due to the impact of COVID-19 cost savings actions, including lower travel expenses, and the benefits of realized cost savings associated with the Combination.

During 2020, the Company incurred $29.8 million of Combination, integration and other acquisition-related expenses, primarily for professional fees related to Houghton integration and other acquisition-related activities. Comparatively, the Company incurred $35.5 million of similar expenses in the prior year, primarily due to various professional fees related to integration planning and regulatory approval as well as professional fees associated with closing the Combination.

As noted above, the Company initiated a restructuring program during the third quarter of 2019 as part of its global plan to realize cost synergies associated with the Combination. During 2020, the Company recorded additional restructuring and related charges of $5.5 million under this program. Comparatively, the Company incurred restructuring and related charges of $26.7 million under this program during 2019.

During the first quarter of 2020, the Company recorded a $38.0 million non-cash impairment charge to write down the value of certain indefinite-lived intangible assets associated with the Combination. This non-cash impairment charge is related to certain acquired Houghton trademarks and tradenames and is primarily the result of the current year negative impacts of COVID-19 on their estimated fair values. There were no other impairment charges in 2020 or in the prior year.

Operating income in 2020 was $59.4 million compared to $46.1 million in 2019. Excluding Combination, integration and other acquisition-related expenses, restructuring and related charges, the non-cash indefinite-lived intangible asset impairment charge, and other expenses that are not indicative of the Company’s future operating performance, the Company’s non-GAAP operating income increased 10% to $134.0 million in 2020 compared to $121.9 million in the prior year, primarily due to additional operating income from Houghton and Norman Hay and the benefits from cost savings related to the Combination, partially offset by the current year negative impact due to COVID-19. The Company estimates that in 2020 it realized full year cost synergies associated with the Combination of approximately $58 million compared to $7 million in 2019. The Company continues to expect to realize cost synergies of approximately $75 million in 2021 and $80 million in 2022.

Other expense, net, was $5.6 million in 2020 compared to $0.3 million in the prior year. The current year other expense, net, includes a first quarter of 2020 non-cash settlement charge of $22.7 million associated with the termination of the legacy Quaker U.S. Pension Plan, partially offset by a fourth quarter of 2020 gain of $18.1 million related to the lapsing of restrictions over certain designated funds, as described above. Excluding these items, the Company’s increase in other expense, net, year-over-year, was driven by higher foreign currency transaction losses in the current year.

Interest expense, net, increased $9.6 million in 2020 compared to the prior year primarily due to a full year of borrowings under the Company’s term loans and revolving credit facility to finance the closing of the Combination on August 1, 2019, partially offset by lower overall interest rates in the current year.

The Company’s effective tax rates for 2020 and 2019 were a benefit of 19.5% and an expense of 7.2%, respectively.  The Company’s current year effective tax rate was impacted by the tax effect of certain one-time tax benefits and charges, including those mentioned in the fourth quarter results above, as well as other changes in the valuation allowance for foreign tax credits acquired with the Combination, additional charges for uncertain tax positions relating to certain foreign tax audits, and the tax impact of the Company’s termination of its legacy Quaker U.S. pension plan.  Comparatively, the prior year effective tax rate was primarily impacted by certain non-deductible costs associated with the Combination.  Excluding the impact of all non-core items in each year, described in the Non-GAAP and Pro Forma measures section below, the Company estimates that its effective tax rates for 2020 and 2019 would have been approximately 25% and 22%, respectively. The year-over-year increase is driven primarily by the full year impact of similar factors in the fourth quarter results noted above.

Equity in net income of associated companies increased $2.3 million in 2020 compared to 2019, primarily due to additional earnings from the Company’s 50% interest in a joint venture in Korea, partially offset by lower earnings as compared to the prior year from the Company’s interest in a captive insurance company.

Cash Flow and Liquidity Highlights

The Company had net operating cash flow of approximately $66.3 million during the fourth quarter of 2020, resulting in full year net operating cash flow of $178.4 million compared to $82.4 million in 2019. The $96.0 million or 117% increase in net operating cash flow year-over-year was primarily driven by additional earnings, including a full year of Houghton and Norman Hay, as well as higher cash flow due to changes in working capital.

In December 2020, the Company acquired Coral Chemical (“Coral”), a privately held, U.S.-based provider of metal finishing fluid solutions, for approximately $53 million, net of cash acquired. Coral provides technical expertise and product solutions for pre-treatment, metalworking and wastewater treatment applications to the beverage can and general industrial end markets. Coral had approximately $37 million in net sales, approximately $5 million of net income and approximately $5.5 million of adjusted EBITDA in 2020 (unaudited). The reconciliation of Coral’s net income to adjusted EBITDA for 2020 includes approximately $1 million of depreciation, interest and taxes, partially offset by approximately $0.5 million of certain non-recurring items, including the benefit of COVID-19 related government incentives. The Company expects to realize approximately $3 million in cost synergies related to this acquisition over two years from date of acquisition. In February 2021, the Company acquired certain assets related to tin-plating solutions primarily for the steel end markets for approximately $25 million, which the Company estimates will add full year net sales of approximately $8 million and approximately $4 million of full year adjusted EBITDA going forward.

The Company has no material debt maturities until August 1, 2024. As of December 31, 2020, the Company’s total gross debt was $899.1 million and its cash on hand was $181.8 million. The Company’s net debt was $717.3 million, and its net debt divided by its trailing twelve months adjusted EBITDA was approximately 3.2 to 1 as of December 31, 2020. The Company’s consolidated net leverage ratio, as defined under its bank agreement, was approximately 2.8 to 1 as of December 31, 2020 compared to a maximum permitted leverage of 4.0 to 1. Based on current projections of future liquidity and leverage, the Company does not expect any compliance issues with its bank covenants.

Non-GAAP and Pro Forma Measures

The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP earnings per diluted share, and pro forma net sales, net income (loss) attributable to Quaker Houghton, EBITDA, adjusted EBITDA, and adjusted EBITDA margin. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results and pro forma information are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

As it relates to 2021 projected adjusted EBITDA growth for the Company, including as a result of our recent acquisitions, as well as other forward-looking information described further above, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income, as well as the impact of COVID-19. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.

The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

Non-GAAP Operating Income and Margin Reconciliations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Operating income	$34,707	$20,276	$59,360	$46,134
Fair value step up of inventory sold	—	1,500	226	11,714
Houghton combination, integration and other acquisition-related expenses (a)	7,004	12,156	30,446	35,945
Restructuring and related charges	1,956	2,633	5,541	26,678
Customer bankruptcy costs	—	1,073	463	1,073
Charges related to the settlement of a non-core equipment sale	—	—	—	384
Indefinite-lived intangible asset impairment	—	—	38,000	—
Non-GAAP operating income	$43,667	$37,638	$134,036	$121,928
Non-GAAP operating margin (%)	11.3%	9.6%	9.5%	10.8%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net income attributable to Quaker Chemical Corporation	$48,470	$15,240	$39,658	$31,622
Depreciation and amortization (a)(b)	20,730	21,250	84,494	45,264
Interest expense, net (c)	4,494	9,365	26,603	16,976
Taxes on income before equity in net income of associated companies (d)	2,307	(2,012)	(5,296)	2,084
EBITDA	$76,001	$43,843	$145,459	$95,946
Equity income in a captive insurance company	(454)	(562)	(1,151)	(1,822)
Fair value step up of inventory sold	—	1,500	226	11,714
Houghton combination, integration and other acquisition-related expenses (a)	6,859	11,572	29,538	35,361
Restructuring and related charges	1,956	2,633	5,541	26,678
Customer bankruptcy costs	—	1,073	463	1,073
Charges related to the settlement of a non-core equipment sale	—	—	—	384
Indefinite-lived intangible asset impairment	—	—	38,000	—
Pension and postretirement benefit costs, non-service components	(899)	501	21,592	2,805
Gain on changes in insurance settlement restrictions of an inactive subsidiary and related insurance insolvency recovery	(18,144)	(60)	(18,144)	(60)
Currency conversion impacts of hyper-inflationary economies	172	142	450	1,033
Adjusted EBITDA	$65,491	$60,642	$221,974	$173,112
Adjusted EBITDA margin (%)	17.0%	15.5%	15.7%	15.3%

Adjusted EBITDA	$65,491	$60,642	$221,974	$173,112
Less: Depreciation and amortization (a)(b)	20,730	20,666	83,732	44,680
Less: Interest expense, net - adjusted (c)	4,494	9,365	26,603	14,896
Less: Taxes on income before equity in net income of associated companies – adjusted (d)	11,015	6,912	26,488	24,825
Non-GAAP net income	$29,252	$23,699	$85,151	$88,711

Non-GAAP Earnings per Diluted Share Reconciliations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders (e)	$2.72	$0.86	$2.22	$2.08
Equity income in a captive insurance company per diluted share	(0.03)	(0.03)	(0.07)	(0.12)
Fair value step up of inventory sold per diluted share	—	0.07	0.01	0.58
Houghton combination, integration and other acquisition-related expenses per diluted share (a)	0.28	0.56	1.31	2.05
Restructuring and related charges per diluted share	0.08	0.11	0.23	1.34
Customer bankruptcy costs per diluted share	—	0.04	0.02	0.05
Charges related to the settlement of a non-core equipment sale per diluted share	—	—	—	0.02
Indefinite-lived intangible asset impairment per diluted share	—	—	1.65	—
Pension and postretirement benefit costs, non-service components per diluted share	(0.04)	0.02	0.79	0.14
Gain on changes in insurance settlement restrictions of an inactive subsidiary and related insurance insolvency recovery per diluted share	(0.78)	(0.00)	(0.78)	(0.00)
Currency conversion impacts of hyper-inflationary economies per diluted share	0.00	0.01	0.02	0.07
Impact of certain discrete tax items per diluted share	(0.60)	(0.30)	(0.62)	(0.38)
Non-GAAP earnings per diluted share (e)	$1.63	$1.34	$4.78	$5.83

(a)	Houghton combination, integration and other acquisition-related expenses include certain legal, financial, and other advisory and consultant costs incurred in connection with due diligence, regulatory approvals, integration planning, and closing the Combination, as well as certain other one-time costs associated with the Company’s acquisition-related activities. The Company recorded $0.8 million of accelerated depreciation expense related to the Combination during the twelve months ended December 31, 2020, as well as $0.6 million during the both the three and twelve months ended December 31, 2019, respectively. There was no similar accelerated depreciation expense in the three months ended December 31, 2020. This accelerated depreciation expense was recorded within both COGS as well as Combination, integration and other acquisition-related expenses. The amount of accelerated depreciation expense recorded within COGS was $0.7 million during the twelve months ended December 31, 2020, and $0.5 million during the both the three and twelve months ended December 31, 2019, respectively. These amounts recorded within COGS are included in the caption Houghton combination, integration and other acquisition-related expenses in the reconciliation of Operating income to Non-GAAP operating income and GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. In addition, these accelerated depreciation amounts are recorded within the caption Depreciation and amortization in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA; however, it is excluded in the reconciliation of Adjusted EBITDA to Non-GAAP net income. During the twelve months ended December 31, 2020, the Company recorded a loss of $0.6 million on the sale of certain held-for-sale assets related to the Combination, as well as $0.8 million of income related to an indemnification asset, which are both included in the caption Houghton combination, integration and other acquisition-related expenses in the reconciliations of GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share as well as the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA and to Non-GAAP net income.

(b)	Depreciation and amortization for the three and twelve months ended December 31, 2020 includes $0.3 million and $1.2 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Statements of Income, attributable to the amortization of the fair value step up for our 50% interest in a joint venture in Korea as a result of required purchase accounting. Comparatively, the three and twelve months ended December 31, 2019 includes $0.3 million and $0.4 million of similar amortization expense recorded within equity in net income of associated companies.

(c)	Interest expense, net – adjusted excludes $2.1 million for the twelve months ended December 31, 2019, of interest costs the Company incurred to maintain the bank commitment to finance the Combination, prior to executing the Company’s credit facility and closing the Combination on August 1, 2019.

(d)	Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. In addition, this caption also includes the impact of certain specific tax charges and benefits, net, which the Company does not consider core or indicative of future performance, including tax benefits, net, of $10.8 million and $11.2 million in the three and twelve months ended December 31, 2020 and $5.3 million and $5.7 million during the three and twelve months ended December 31, 2019, respectively.

(e)	The Company’s calculation of GAAP and non-GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders for the three and twelve months ended December 31, 2020 and 2019 was impacted by the 4.3 million share issuance in connection with closing the Combination. As a result, the per diluted share result for each of the four quarters of 2019, as reported on a standalone basis, may not add up to the per diluted share result for the twelve months ended December 31, 2019.

Pro Forma Adjusted Measures and Reconciliations

The Company has provided certain unaudited pro forma financial information in this press release. The unaudited pro forma financial information is based on the historical consolidated financial statements and results of both Quaker and Houghton, and has been prepared to illustrate the effects of the Combination. The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of Quaker Houghton’s past results of operations, nor is it indicative of the future operating results of Quaker Houghton and should not be considered a substitute for the financial information presented in accordance with GAAP. The Company has not provided pro forma financial information as it relates to the acquired operating divisions of Norman Hay plc based on materiality. The following schedules present the Company’s unaudited pro forma 2019 financial information (see footnote a) for net sales, as well as net income (loss) attributable to Quaker Houghton and the applicable reconciliation to EBITDA and adjusted EBITDA on a pro forma non-GAAP basis (dollars in millions unless otherwise noted):

	Twelve months ended December 31, 2019 (a)
	As Reported	Houghton	Divestitures (b)	Other (c)	Pro Forma *
Net sales	$1,134	$475	$(34)	$(13)	$1,562

Net income (loss) attributable to Quaker Houghton	$32	$(3)	$(6)	$10	$33
Depreciation and amortization	45	31	—	3	77
Interest expense, net	17	33	—	(15)	35
Taxes on income (loss) (d)	2	(1)	(2)	3	2
EBITDA *	96	60	(8)	1	148
Combination, integration and other acquisition-related expenses	35	44	—	—	80
Gain on sale of divested assets	—	(35)	—	—	(35)
Fair value step up of Houghton and Norman Hay inventory sold	12	—	—	—	12
Restructuring and related charges	27	—	—	—	27
Other addbacks (e)	3	(0)	—	—	3
Adjusted EBITDA *	$173	$68	$(8)	$1	$234
Adjusted EBITDA margin * (%)	15%	14%	24%	-4%	15%

* Certain amounts may not calculate due to rounding, including EBITDA, Adjusted EBITDA, Adjusted EBITDA margin (%) as well as the total pro forma financial results as presented for combined Quaker Houghton

(a)	As reported results for the twelve months ended December 31, 2019 include five months of Houghton’s operations as the Combination closed on August 1, 2019. Houghton reflects the results prior to closing of the Combination, including year-to-date July 2019. Pro forma results for the three months ended December 31, 2020 and 2019, as well as the twelve months ended December 31, 2020 have not been presented above because the actual results for Quaker Houghton as presented in this press release are the applicable comparative results.

(b)	Divestitures includes the elimination of results associated with divested product lines.

(c)	Other includes: (i) additional depreciation and amortization expense based on the initial estimates of fair value step up and estimated useful lives of depreciable fixed assets, definite-lived intangible assets and investment in associated companies acquired; (ii) adoption of required accounting guidance and alignment of related accounting policies; (iii) elimination of transactions between Quaker and Houghton; and (iv) an adjustment to interest expense, net, to reflect the impact of the new financing and capital structure of the combined Company.

(d)	Taxes on income (loss) related to the Divestiture and Other reflect each tax effected at the U.S. tax rate of 21%.

(e)	Other addbacks includes: (i) equity income in a captive insurance company; (ii) pension and postretirement benefit costs, non-service components; (iii) customer bankruptcy costs; (iv) insurance insolvency recoveries; (v) currency conversion impacts of hyper-inflationary economies; and (vi) charges related to the settlement of a non-core equipment sale.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts.  We have based these forward-looking statements, including statements regarding the potential effects of the COVID-19 pandemic on the Company’s business, results of operations, and financial condition, our expectations that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility, and statements regarding remediation of our material weaknesses in internal control over financial reporting on our current expectations about future events. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to the potential benefits of the Combination and other acquisitions, the impacts on our business as a result of the COVID-19 pandemic and any projected global economic rebound or anticipated positive results due to Company actions taken in response to the pandemic, and our current and future results and plans and statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, the primary and secondary impacts of the COVID-19 pandemic, including actions taken in response to the pandemic by various governments, which could exacerbate some or all of the other risks and uncertainties faced by the Company, including the potential for significant increases in raw material costs, supply chain disruptions, customer financial instability, worldwide economic and political disruptions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, and durable goods industries. The ultimate impact of COVID-19 on our business will depend on, among other things, the extent and duration of the pandemic, the severity of the disease and the number of people infected with the virus, the continued uncertainty regarding availability, administration and long-term efficacy of a vaccine, or other treatments, including on new strands or mutations of the virus, the longer-term effects on the economy by the pandemic, including the resulting market volatility, and by the measures taken by governmental authorities and other third parties restricting day-to-day life and business operations and the length of time that such measures remain in place, as well as laws and other governmental programs implemented to address the pandemic or assist impacted businesses, such as fiscal stimulus and other legislation designed to deliver monetary aid and other relief. Other factors could also adversely affect us, including those related to the Combination and other acquisitions and the integration of acquired businesses. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control.  These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results.  All forward-looking statements included in this press release, including expectations about the improvements in business conditions during 2021 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements.  For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and in subsequent reports filed from time to time with the Securities and Exchange Commission, including, once filed, our Annual Report on Form 10-K for the year ended December 31, 2020.  We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, the Company’s investor conference call to discuss its fourth quarter and full year performance is scheduled for February 26, 2021 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.

About Quaker Houghton

Quaker Houghton is a global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,200 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net sales	$385,852	$391,294	$1,417,677	$1,133,503

Cost of goods sold	243,838	255,162	904,234	741,386

Gross profit	142,014	136,132	513,443	392,117
%	36.8%	34.8%	36.2%	34.6%

Selling, general and administrative expenses	98,347	101,535	380,752	283,828
Indefinite-lived intangible asset impairment	-	-	38,000	-
Restructuring and related charges	1,956	2,633	5,541	26,678
Combination, integration and other acquisition-related expenses	7,004	11,688	29,790	35,477

Operating income	34,707	20,276	59,360	46,134
%	9.0%	5.2%	4.2%	4.1%

Other income (expense), net	16,789	135	(5,618)	(254)
Interest expense, net	(4,494)	(9,365)	(26,603)	(16,976)
Income before taxes and equity in net income of associated companies	47,002	11,046	27,139	28,904

Taxes on income before equity in net income of associated companies	2,307	(2,012)	(5,296)	2,084
Income before equity in net income of associated companies	44,695	13,058	32,435	26,820

Equity in net income of associated companies	3,816	2,258	7,352	5,064

Net income	48,511	15,316	39,787	31,884

Less: Net income attributable to noncontrolling interest	41	76	129	262

Net income attributable to Quaker Chemical Corporation	$48,470	$15,240	$39,658	$31,622
%	12.6%	3.9%	2.8%	2.8%

Share and per share data:
Basic weighted average common shares outstanding	17,764,854	17,666,163	17,719,792	15,126,928
Diluted weighted average common shares outstanding	17,817,012	17,684,090	17,750,879	15,163,171

Net income attributable to Quaker Chemical Corporation common shareholders - basic	$2.73	$0.86	$2.23	$2.08
Net income attributable to Quaker Chemical Corporation common shareholders - diluted	$2.72	$0.86	$2.22	$2.08

Quaker Chemical Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value and share amounts)

	December 31,
	2020	2019
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$181,833	$123,524
Accounts receivable, net	372,974	375,982
Inventories, net	187,764	174,950
Prepaid expenses and other current assets	50,156	41,516
Total current assets	792,727	715,972

Property, plant and equipment, net	203,883	213,469
Right of use lease assets	38,507	42,905
Goodwill	631,212	607,205
Other intangible assets, net	1,081,358	1,121,765
Investments in associated companies	95,785	93,822
Deferred tax assets	16,566	14,745
Other non-current assets	31,796	40,433
Total assets	$2,891,834	$2,850,316

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$38,967	$38,332
Accounts and other payables	198,872	170,929
Accrued compensation	43,300	45,620
Accrued restructuring	8,248	18,043
Other current liabilities	93,573	87,010
Total current liabilities	382,960	359,934

Long-term debt	849,068	882,437
Long-term lease liabilities	27,070	31,273
Deferred tax liabilities	192,763	211,094
Other non-current liabilities	119,059	123,212
Total liabilities	1,570,920	1,607,950

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2020 - 17,850,616 shares; 2019 - 17,735,162 shares	17,851	17,735
Capital in excess of par value	905,171	888,218
Retained earnings	423,940	412,979
Accumulated other comprehensive loss	(26,598)	(78,170)
Total Quaker shareholders' equity	1,320,364	1,240,762
Noncontrolling interest	550	1,604
Total equity	1,320,914	1,242,366
Total liabilities and equity	$2,891,834	$2,850,316

Quaker Chemical Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	Twelve Months Ended December 31,
	2020	2019
	(Unaudited)
Cash flows from operating activities
Net income	$39,787	$31,884
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt issuance costs	4,749	1,979
Depreciation and amortization	83,246	44,895
Equity in undistributed earnings of associated companies, net of dividends	4,862	(2,115)
Acquisition-related fair value adjustments related to inventory	229	11,714
Deferred income taxes	(38,281)	(24,242)
Uncertain tax positions (non-deferred portion)	1,075	958
Non-current income taxes payable	-	856
Deferred compensation other, net	(471)	(6,789)
Share-based compensation	10,996	4,861
Loss (gain) on disposal of property, plant, equipment and other assets	871	(58)
Insurance settlement realized	(1,035)	(822)
Indefinite-lived intangible asset impairment	38,000	-
Gain on inactive subsidiary litigation and settlement reserve	(18,144)	-
Combination and other acquisition-related expenses, net of payments	860	(14,414)
Restructuring and related charges	5,541	26,678
Pension and other postretirement benefits	16,535	46
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	17,170	19,926
Inventories	(3,854)	10,844
Prepaid expenses and other current assets	927	(4,640)
Change in restructuring liabilities	(15,745)	(8,899)
Accounts payable and accrued liabilities	22,308	(8,915)
Estimated taxes on income	8,763	(1,373)
Net cash provided by operating activities	178,389	82,374

Cash flows from investing activities
Investments in property, plant and equipment	(17,901)	(15,545)
Payments related to acquisitions, net of cash acquired	(56,230)	(893,412)
Proceeds from disposition of assets	2,702	103
Insurance settlement interest earned	44	222
Net cash used in investing activities	(71,385)	(908,632)

Cash flows from financing activities
Payments of term loan debt	(37,615)	-
Proceeds from long term debt	-	750,000
(Repayments) borrowings on revolving credit facilities, net	(11,485)	147,135
Repayments on other debt, net	(661)	(8,798)
Financing-related debt issuance costs	-	(23,747)
Dividends paid	(27,563)	(21,830)
Stock options exercised, other	3,867	1,370
Purchase of noncontrolling interest in affiliates	(1,047)	-
Distributions to noncontrolling affiliate shareholders	(751)	-
Net cash (used in) provided by financing activities	(75,255)	844,130

Effect of foreign exchange rate changes on cash	6,591	1,258

Net increase in cash, cash equivalents and restricted cash	38,340	19,130
Cash, cash equivalents and restricted cash at the beginning of the period	143,555	124,425
Cash, cash equivalents and restricted cash at the end of the period	$181,895	$143,555